Exhibit 10.20

Avago Performance Bonus (APB)

Plan Document

Document: Performance Bonus	Applicability: Regular exempt, non-exempt, non-bargaining unit employees
Approved: 04/01/2008	Effective Date: 11/01/2007
Review date: Annual

Purpose

The purpose and scope of the Global Performance Bonus Plan Document is to define the process to award annual incentive bonuses and to ensure that the parameters are managed consistently across the Company.

Introduction

Avago Technologies (the “Company”) has established the Avago Performance Bonus (“Program”) for eligible Employees. The purposes of the Program are to:

• Share the success of the company
• Reward employees for outstanding results,
• Foster teamwork, and
• Retain employees

Program Period

Incentive awards under the Program are based on corporate performance and business division performance measured against predetermined targets for each Program Period. The Program Period begins on the first day of each fiscal year and ends on the last day of the fiscal year.

Eligibility

At the beginning of each one (1) year (fiscal) performance period, the Company will determine Program participation eligibility for all employment positions for such Program Period.

The criteria for participation in the Program will be set by the Company, at its sole discretion. While all employees of the Company are potentially eligible for participation in the Program for any Program Period, any employee participation in the Program for any Program Period is at the sole discretion, and subject to approval, of the Company.

Participation in the Program (or in any other Program) during a Program Period does not create any right to participate in the Program during any subsequent Program Period.

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Conditions of Eligibility: All regular full-time and regular part-time employees who are:

•	not on a Sales Incentive Program (SIP);

•	in active regular employment status before August 1 of the fiscal year performance period and continuously through the last day of fiscal year

•	in regular active employment status on the Avago Performance Bonus (APB) payout date

Description

The performance results for the Program Period are based on a weighting system comprised of corporate performance and business division performance.

Corporate Performance	Corporate performance for the Program Period will be based on the attainment of Company targets as defined for the specific fiscal year:

Business Division Performance	Business Division performance for the Program Period will be based on the attainment of business division goals. Goals are set by Business Division VPs and approved by the CEO and Compensation Committee of the Board of Directors. Attainment measurements and targets are maintained by Finance

Program Award Determination	The Program award payout (“Program Award”) for each participant will be based on a minimum, target and maximum performance attainment threshold.

Calculation for Payout

The following formula will be used for the Program payout

a.	Annual Base salary

•	The annual rate is the base pay (and would include any other components only if legally required)

•	The annual rate on the last day of the fiscal year period will be used for the calculation.

•	FTE represents the number of actual hours paid to each hourly employee, divided by the standard work hours in that week.

b.	On Target attainment % - payout on performance achieved (for each individual attainment goal) between the minimum threshold and the maximum threshold will be linearly interpolated.

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c.	Performance Multiplier – based upon a performance rank determined for each individual at the end of the fiscal year performance period with payout multipliers as follows:

• Rank 1	1.5 times the on-target bonus
• Rank 2	1.0 times the on-target bonus
• Rank 3	0.5 times the on-target bonus

d.	The target bonus percentage per job level is as follows:

• ICA	5%
• ICB
• Entry	7%
• Career	9%
• Expert	12%
• Master	15%
• Fellow	20%

• People Manager
• Supervisor	10%
• Operating Manager	12%
• Integrating Manager	17%
• Senior Manager I & II	30%

Any exceptions require approval from the CEO

Policies and Practices

Various considerations may impact the administration and payout of the Program. Such considerations may include but are not limited to the following

1.	Program Administration: The Company will establish guidelines for the Program in line with corporate strategies and objectives. The Company has final authority as to any issues related to the interpretation or the administration of the Program, including the resolution of any unusual circumstances.

2.	Manager Discretion: The Company will set the Program performance targets. The Company may, at its sole discretion, at any time alter, amend, suspend or in any other way modify the Program to align with the changing needs of the Company without prior notification to any participant.

3.	Payment Authorization: In order for any employee to be eligible to receive a payment under this Program, such employee must be employed and on the payroll of the company on the last day of the Company’s fiscal year. Additionally, because an important purpose of the program is the retention of employees, the employee must continue to be employed through the payout date. All awards must be approved by the Company. The program award will be paid in full, as soon as administratively feasible, following the end of a Program Period.

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4.	Termination: Any employee may be terminated from Program participation, at any time, at the sole discretion of the Company. In order to receive a Program Award payment portion for the applicable Program Period, on the last day of a Program Period, and at payout, an employee must be (1) on the payroll and (2) an eligible participant of the Program.

5.	Pro-rated payments: Pro-rated payment will only be made in cases as set forth below:

•	The hire date within the fiscal year period and prior to August 1

•	Employment status changes from full-time to part-time or part-time to full-time

•	Position changes from non-sales to sales (on SIP) or from sales (on SIP) to non- sales

•	Reclassification from one job level to another (upward or downward)

•	The period of time an employee is within an unpaid leave of absence (not earning base salary), except US when LOA is under the Family and Medical Leave Act.

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Termination for Disability: In the event a participant terminates employment with the Company for disability reasons, such employee will be considered eligible for completed plan periods in which the employee participated.

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Termination upon Death: Upon the death of a participant, the award will be considered fully vested for all completed plan periods in which the employee participated. Payment will be made to legal beneficiaries, as designated..

6.	Right of Employment and Payment: Management reserves the right, at its sole discretion, to restrict participation in the Program at any time. Participation under this Program does not affect the employment status of each participant and does not imply continued employment with Company. Either participant or Company may terminate the employment relationship at any time, for any reason, with or without cause.

Payments made under the Program are not an element of the participant’s salary or base compensation (“Compensation”) and shall not be considered as part of such Compensation in the event of severance, redundancy, resignation or any other situation unless required by local law. The granting and receipt of payments under the Program is voluntary and at the Company’s sole discretion, and does not constitute a claim for further payments regardless of how many times such payments have previously been granted to the participant.

7.	Unfunded Status/Right of Assignment: No assets are set aside for this Program and no person has a right or interest in Company assets as a result of the existence of this Program. No right or interest in the Program may be assigned or transferred, or subject to any lien, directly, by operation of law or otherwise, including without limitation, bankruptcy, pledge, garnishment, attachment, levy or other creditor’s process.

8.	Taxes: All awards payable under the Program are taxable as ordinary income in the year of payment and subject to applicable taxes and withholdings. Employees on a temporary relocation are paid and taxed from their home country.

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9.	Plan Amendment or Termination: The Company may amend or terminate this Program at any time. While the Company intends that any amendment or termination would be prospective, the Company reserves the right to act retroactively without prior written notice to each participant.

10.	Final Decision: The Chief Executive Officer will make the final determination as to the eligibility for participation in the Program and any other applicable terms. All decisions made by the CEO regarding this Program shall be final, and shall not be subject to review or appeal.

This Program shall be governed by the laws of the State of California, without regard to choice-of-law provisions

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